Exhibit 21
                                     Subsidiaries

Subsidiary                                         Jurisdiction of Incorporation

P.W. Stephens Residential, Inc............................  California
P.W. Stephens Contractors, Inc............................  Missouri
P.W. Stephens Services, Inc...............................  Missouri
J.L. Manta, Inc...........................................  Illinois


This list does not include inactive, sold or discontinued subsidiaries.

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